UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2023

DecisionPoint Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41376	37-1644635
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

DecisionPoint Systems, Inc. 1625 South Congress Avenue, Suite 103 Delray Beach, Florida		33445
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 900-3723

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	DPSI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2023, the Board of Directors of Decision Point Systems, Inc. (the “Company”) approved the appointment of Melinda Wohl as the Chief Financial Officer of the Company. Ms. Wohl will continue to serve as the Company’s principal financial officer and principal accounting officer.

On the same date, the Company also entered into an employment agreement with Ms. Wohl (the “CFO Employment Agreement”).  A summary of the material terms of the CFO Employment Agreement is set forth below, and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Term:  The CFO Employment Agreement is for an initial term commencing July 20, 2023 and ending on December 31, 2025 unless the Company and Ms. Wohl mutually agree to additional one year extensions, or it is otherwise terminated pursuant to the terms of the CFO Employment Agreement. Ms. Wohl is an at-will employee and either party may terminate Ms. Wohl’s employment and the agreement at any time, for cause or other than for cause, pursuant to the terms of the CFO Employment Agreement.

Compensation:  Ms. Wohl will receive an annual base salary of $250,000 (the “Base Salary”) and is eligible for an annual bonus (the “Annual Bonus”). Initially, Ms. Wohl will be eligible to receive an Annual Bonus equal to the lower of (i) 20% of the Base Salary or (ii) $50,000 based on the achievement of (i) a gross revenue target, (ii) and adjusted EBITDA target and (iii) the growth of the Company’s services revenue. In future years, the Company’s Board of Directors or a committee thereof will set the relevant targets to receive an annual bonus.

Severance; Equity Acceleration:  Upon a termination of Ms. Wohl’s employment by the Company other than for cause, or her resignation for good reason (each, a “Non-Change in Control Termination”), subject to the execution and non-revocation of a general release and compliance with the restrictive covenants described below, Ms. Wohl will be entitled to (i) accrued obligations including any equity incentive awards which have vested through the termination date and (ii) eight (8) months of Base Salary (the “Severance Payment”). If the Non-Change in Control Termination occurs within one year after a Change of Control (as defined in the CFO Employment Agreement), the Severance Payment will be 12 months of Base Salary and unvested equity incentive awards will vest as the of date of termination.

Restrictive Covenants:  During the Term, Ms. Wohl is bound by a covenant not to own equity, or become employed or otherwise associated with the Company’s vendors, distributors, channel partners and/or investors (“Commercial Partner”), certain former Commercial Partners, or certain prospects from whom the Company solicited business in the year prior to date of determination and in which Ms. Wohl was involved with such solicitation and/or received confidential information (“Prospects”). During the Term and 12 months thereafter, Ms. Wohl is bound by a (i) covenant not to utilize confidential information to solicit, render services to, or accept business from any Commercial Partner, certain former Commercial Partners, or Prospects (ii) covenant not to utilize confidential information to solicit or hire the Company’s employees and (iii) covenant not induce such employees, or the Company’s subcontractors or vendors, to change their relationship with the Company.  In addition, Ms. Wohl has agreed not to use or disclose any confidential information of the Company, subject to customary exceptions, during the Term and five (5) years thereafter.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Below is a list of exhibits included with this Current Report on Form 8-K.

Exhibit No.	Document

99.1	Employment Agreement with Melinda Wohl, dated July 20, 2023

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2023	DecisionPoint Systems, Inc.

	By:	/s/ Melinda Wohl
	Name:	Melinda Wohl
	Title:	Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)